Exhibit 4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Strategic Realty Trust, Inc. has shares of its common stock, $0.01 par value per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References in the following discussion to “we,” “our” and “us” and similar references mean Strategic Realty Trust, Inc., excluding its subsidiaries, unless the context otherwise requires or otherwise expressly stated, and references to “you” and “your” mean holders of our common stock.

Description of Our Common Stock

The following description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the Annual Report on Form 10-K to which this Exhibit 4 is a part.
General
Under our charter, we have authority to issue a total of 450,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 400,000,000 shares are designated as common stock with a par value of $0.01 per share, and 50,000,000 shares are designated as preferred stock with a par value of $0.01 per share. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue.
Common Stock
The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of our common stock will be fully paid and non-assessable shares of common stock. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares of common stock that we issue, or have appraisal rights, unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of our common stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders are not liable for our acts or obligations.
We will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer.

Preferred Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. The issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Suitability Standards and Minimum Purchase Requirements

Our charter provides that, until our common stock is listed on a national securities exchange, to purchase our common stock, the purchaser must represent to us:

(i)
that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a minimum annual gross income of $70,000 and a net worth (excluding home, home furnishings and automobiles) of not less than $70,000; or

(ii)
that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a net worth (excluding home, home furnishings and automobiles) of not less than $250,000.

Each purchase of shares of common stock shall comply with the requirements regarding minimum initial and subsequent cash investment amounts set forth in our then effective registration statement as such registration statement has been amended or supplemented as of the date of such purchase or any higher or lower applicable state requirements with respect to minimum initial and subsequent cash investment amounts in effect as of the date of the issuance or transfer. Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares.
Meetings, Special Voting Requirements and Access To Records
An annual meeting of the stockholders will be held each year, on a specific date set by our board of directors. Procedures for a stockholder to nominate directors or propose other matters to be considered at an annual meeting are as summarized below.

The notice of the stockholder’s nomination or proposal is required to include certain information about the nominee as well as the stockholder making the request. In addition, information about any person acting in concert with the stockholder making the request (other than by virtue of furnishing a revocable proxy), any beneficial owner of shares of stock of the Company owned (of record or beneficially) by such stockholder, and any person that (directly or indirectly) controls, is controlled by or is under common control with such stockholder (each a “Stockholder Associated Person”).

In addition, certain information must be included in the notice about the requesting stockholder, the proposed nominee and any Stockholder Associated Person, as follows: (1) the class, series and number of shares of Company securities owned; (2) any derivative, swap or other transaction or series of transactions which give the holder economic risk similar to ownership of shares of Company securities; (3) any arrangement under which the holder has a right to vote any shares of Company securities; (4) any short interest in any Company securities; (5) any rights to dividends on shares of Company securities that are separated from the underlying shares of the Company; (6) any proportionate interest in shares of the Company or synthetic equity interests held by a general or limited partnership in which the stockholder, proposed nominee or Stockholder Associated Person is a general partner or beneficially owns an interest in a general partner; (7) any performance-related fees to which such person is entitled based on any change in the value of the Company’s securities, including any interests held by members of such person’s immediate family sharing the same household; (8) any other substantial interest of the stockholder, proposed nominee or Stockholder Associated Person in the Company or any of its affiliates other than an interest arising from ownership of Company securities with benefits shared on a pro rata basis by all other holders of the same class or series; (9) any information relating to such stockholder, proposed nominee or Stockholder Associated Person that would be required to be disclosed in a proxy statement under federal securities laws.

With respect to any stockholder-proposed nominee for election at an annual meeting, the notice of the nomination must be accompanied by a certificate from the proposed nominee regarding the nominee’s willingness to serve and must attach a completed nominee questionnaire including all of the information that would be required to be disclosed in a proxy statement relating to an election of directors under the federal securities laws.

If information included in a director nomination or proposal of other business at an annual meeting is inaccurate it may be deemed not to have been provided. The stockholder making the nomination or proposal must notify the Company of any material inaccuracy or change in the information provided in the notice within two business days of becoming aware of it, and promptly update and supplement the inaccurate information so that it is correct as of the record date for the meeting and as of 10 business days prior to the meeting. The stockholder must also respond within five business days if the secretary or board of directors request that the stockholder provide verification or updates of information provided in the notice, or any additional information that may be reasonably required. In the event that the number of directors to be elected to the board of directors is decreased after the date that a stockholder has timely provided valid notice of director nominations, such stockholder will be permitted to amend such notice to reduce the number of directors to be nominated. Such amendment will be considered timely, but only with respect to the reduction in nominees created by such decrease, if it is delivered to the secretary at the principal executive office of the Company within 10 days following the day on which such public announcement is first made by the Company.

The above procedures are the only way for a stockholder to make a nomination or submit a proposal for consideration at an annual meeting (unless the Company is required to consider the stockholder’s proposal pursuant to SEC rules).

Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, or upon the written request of stockholders entitled to cast at least 10.0% of the votes entitled to be cast at the meeting (“Stockholder-Requested Meetings”). Procedures for stockholders who desire to call a special meeting are as summarized below.

Stockholders who desire to call a special meeting must send a notice to the secretary of the Company to request the board to fix a record date (the “Request Record Date”) to determine the stockholders entitled to request a special meeting. The Request Record Date cannot be later than 10 days after the date of the resolution fixing the Request Record Date. If the board of directors fails to set a Request Record Date within 10 days of receipt of a valid request, the Request Record Date shall be 10 days after receipt of the request.
This record date request notice should be delivered by registered mail, set forth the purpose of the meeting, be signed by a stockholder of record and set forth all information about the requesting stockholder and each matter to be voted upon that would be required to be disclosed in a proxy statement relating to an election of directors under the federal securities laws.
Once a Request Record Date is set, in order for the stockholders to call a special meeting, valid written requests from those entitled to cast ten percent of all of the votes entitled to be cast on the matter at the proposed meeting must be received by the Company’s secretary within 60 days after the Request Record Date. To be valid, the requests must:

•	be signed and dated by stockholders who were record holders as of the Request Record Date;

•
set forth the purpose of the meeting (as set forth in the record date request notice), which purpose must be a proper subject for stockholder action under the Company’s charter, bylaws and applicable law;

•	set forth the name and address, as they appear in the Company’s books, of the stockholder signing the request;

•	set forth the number of shares owned of record by the stockholder signing the request; and

•	be sent to the secretary by registered mail, return receipt requested.
When all of the requirements to call a stockholder-requested meeting have been met (such date being the “Delivery Date”) and upon receipt of payment (by the stockholders requesting the meeting) of the costs of preparing and mailing the notice of the meeting, the Company’s secretary shall, within ten days, provide all stockholders with notice of such stockholder-requested meeting. (Under Maryland law, the secretary should not provide such notice until receipt of payment from the requesting stockholders of the estimated cost of preparing and mailing the notice of the special meeting.) Such meeting shall be held not less than 15 days nor more than 60 days after the secretary’s delivery of such notice. The date, time and place of the special meeting shall be fixed by the board in its sole discretion. The board may submit its own proposals for consideration at any stockholder-requested meeting. The record date for any Stockholder-Requested Meeting shall be set by the board of directors in its sole discretion.
If enough requesting stockholders revoke their request for a meeting such that less than ten percent of the shares entitled to vote are owned by non-revoking requesting stockholders, then (1) if notice of the meeting has not already been sent, the secretary need not send notice of the meeting, and (2) if notice has already been sent, the secretary may cancel the meeting any time before 10 days before the meeting, or the chairman may call the meeting to order and adjourn without acting on the matter.
The presence either in person or by proxy of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
Under the MGCL and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (1) the amendment of our charter, (2) our dissolution or (3) our merger or consolidation or the sale or other disposition of all or substantially all of our assets. These matters require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. With respect to stock owned by our advisor, directors, or any of their affiliates, neither the advisor nor such directors, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of the advisor, such directors or any of their affiliates or any transaction between us and any of them. In terms of determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, our directors or their affiliates may not vote or consent, any shares owned by any of them shall not be included.
The advisory agreement, including the selection of our advisor, is approved annually by our directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace our advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares of our common stock entitled to vote on such matter, to remove a director from our board of directors. Any stockholder will be permitted access to all of our records at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them, will be maintained as part of our books and records and will be available for inspection by any stockholder or the stockholder’s designated agent at our office. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within 10 days of the request. The copy of the stockholder list shall be printed in alphabetical order, on white paper, and in a readably readable type size (in no event smaller than 10-point type). A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs.

Restriction on Ownership of Shares of Capital Stock
We have elected to be taxed as a REIT commencing with the year ended December 31, 2009, the year in which we commenced material operations. In order for us to qualify as a REIT, no more than 50% in value of the outstanding shares of our stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code, by any five or fewer individuals, as defined in the Internal Revenue Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year for which we elect to be taxed as a REIT. In addition, we must meet requirements regarding the nature of our gross income to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Internal Revenue Code, 10.0% or more of the ownership interests in that tenant. To assist us in preserving our status as a REIT, among other purposes, our charter contains limitations on the ownership and transfer of shares of common stock which prohibit: (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of our then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock; (2) the beneficial ownership of the outstanding shares of our capital stock by fewer than 100 persons; and (3) any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons. In addition, our charter prohibits any transfer of, or other event with respect to, shares of our capital stock that (1) would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (2) would cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our real property or the real property of our operating partnership or any direct or indirect subsidiary of our operating partnership or (3) would otherwise cause us to fail to qualify as a REIT.
Our charter provides that the shares of our capital stock that, if transferred, would: (1) result in a violation of the 9.8% ownership limit; (2) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; (3) cause us to own 9.9% or more of the ownership interests in a tenant of our real property or the real property of our operating partnership or any direct or indirect subsidiary of our operating partnership; or (4) otherwise cause us to fail to qualify as a REIT, will be transferred automatically to a trust effective on the day before the purported transfer of such shares of our capital stock. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the share trust. The trustee will receive all distributions on the shares of our capital stock in the share trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the share trust. The intended transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted by the board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the intended transferee) that such transfer would not violate the provisions of the Internal Revenue Code for our qualification as a REIT. In addition, our charter provides that any transfer of shares of our capital stock that would result in shares of our capital stock being owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our capital stock.
The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer will be made no earlier than 20 days after the later of our receipt of notice that shares of our capital stock have been transferred to the trust or the date we determine that a purported transfer of shares of stock has occurred. During this 20-day period, we will have the option of redeeming such shares of our capital stock. Upon any such transfer or redemption, the purported transferee or holder will receive a per share price equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift or devise, the price per share on the date of redemption at the time of the gift or devise), or (2) the price per share on the date of the redemption, in the case of a purchase by us, or the price received by the trustee net of any sales commission and expenses, in the case of a sale by the trustee. The charitable beneficiary will receive any excess amounts. In the case of a liquidation, holders of such shares will receive a ratable amount of our remaining assets available for distribution to shares of the applicable class or series taking into account all shares of such class or series. The trustee will distribute to the purported transferee or holder an amount equal to the lesser of the amounts received with respect to such shares or the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift or devise, the price at the time of the gift or devise) and will distribute any remaining amounts to the charitable beneficiary.

Any person who acquires or attempts to acquire shares of our capital stock in violation of the foregoing restrictions or who owns shares of our capital stock that were transferred to any such trust is required to give immediate written notice to us of such event, and any person who purports to transfer or receive shares of our capital stock subject to such limitations is required to give us 15 days written notice prior to such purported transaction. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until the board of directors determines it is no longer in our best interest to continue to qualify as a REIT.
The ownership limits do not apply to a person or persons that the board of directors exempts from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5.0% (or such lower percentage applicable under Treasury Regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned.
Business Combinations
Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which he otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.
These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.
Should our board of directors opt into the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquiror, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or with respect to which the acquiror has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.
If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or on a stock exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, we have provided in our bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of our stock, but the board of directors retains the discretion to change this provision in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that vacancies on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to have a classified board of directors and have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. We have not elected to be subject to the other provisions of Subtitle 8.
Restrictions on Roll-up Transactions
Until our shares are listed on a national securities exchange, our charter requires that we follow the policy set forth below with respect to any “roll-up transaction.” In connection with any proposed transaction considered a “roll-up transaction” involving us and the issuance of securities of an entity, or a roll-up entity, that would be created or would survive after the successful completion of the roll-up transaction, an appraisal of all properties must be obtained from a competent independent appraiser. The properties must be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of the date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of the independent appraiser must clearly state that the engagement is for our benefit and our stockholders’ benefit. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to our stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering.
A “roll-up transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a roll-up entity. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or

•
a transaction involving our conversion into corporate or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: our common stockholder voting rights; the term of our existence; compensation to our advisor or its affiliates; or our investment objectives.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to our common stockholders who vote “no” on the proposal a choice of:

•	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or

•	one of the following:

•	remaining as stockholders and preserving their interests on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed roll-up transaction:

•
that would result in our common stockholders having voting rights in a roll-up entity that are less than those provided in our bylaws and described elsewhere in this prospectus including rights with respect to the election and removal of directors, annual and special meetings, amendment of our declaration of trust and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;

•	in which investors’ right to access of records of the roll-up entity will be less than those provided above under “Meetings, Special Voting Requirements and Access to Records;” or

•	in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is rejected by our common stockholders.

Reports to Stockholders
Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	financial statements that are prepared in accordance with GAAP and are audited by our independent registered public accounting firm;

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of asset management fees and the aggregate amount of other fees paid to our advisor and any affiliate of our advisor by us or third parties doing business with us during the year;

•	our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and

•
separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Tender Offers
Our charter provides that any tender offer made by any stockholder, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the stockholder must provide us notice of such tender offer at least ten business days before initiating the tender offer. If the stockholder does not comply with the provisions set forth above, we will have the right to redeem that stockholder’s shares, if any, and any shares acquired in such tender offer. In addition, such stockholder will be responsible for all of our expenses in connection with his noncompliance.

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